                                                                    EXHIBIT 11.1

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------

          CALCULATION OF PRIMARY NET INCOME PER SHARE OF COMMON STOCK
          -----------------------------------------------------------

                      (in thousands except per share data)


                                                         Year Ended July 31,
                                           ------------------------------------------------------
                                            1994        1993        1992       1991        1990
                                           -------   ----------   --------   ---------   --------

Net Income (loss) from
  continuing operations before
  cumulative effect of accounting
  changes                                  $ 4,669    $ (24,257)   $   996    $28,566     $  (442)


Income (loss) from discontinued
  operations, net of taxes                   2,258       (6,324)       459      1,951         481

Cumulative effect of accounting
  changes, net of taxes                        -       (223,950)       -          -           -
                                           -------    ---------    -------    -------     -------
Net income (loss) applicable to
  primary earnings per common
  share                                    $ 6,927     (254,531)   $ 1,455    $30,517     $    39
                                           =======    =========    =======    =======     =======


Common stock and common stock
  equivalents:

  Average shares of common stock
    outstanding during the year             18,017       17,908     17,647     17,502      17,752

  Net effect of common stock
    equivalents (principally
    stock options and rights)                   45            1         63         23          35
                                           -------    ---------    -------    -------     -------

Total common stock and common
  stock and equivalents                     18,062       17,909     17,710     17,525      17,787
                                           =======    =========    =======    =======     =======
Net income (loss) per average
  share of common stock:

  Net income (loss) from
    continuing operations before
    cumulative effect of
    accounting changes                      $  0.26    $   (1.35)   $  0.05    $  1.63    $ (0.02)

  Income (loss) from
    discontinued operations, net
    of taxes                                   0.12        (0.36)      0.03       0.11       0.02

  Cumulative effect of
    accounting changes - net of
    taxes                                                 (12.50)
                                            -------    ---------    -------    -------    -------

Primary net income (loss) per
  share                                     $  0.38    $  (14.21)   $  0.08    $  1.74    $  0.00
                                            =======    =========    =======    =======    =======
